This statement confirms that the undersigned individual, Lawrence S. Winkler, has authorized and designated Walter Leach to execute and file on the his behalf all Forms 3, 4 and 5 (including any amendments thereto) that he may be required to file with the U.S. Securities and Exchange Commission as a result of his ownership of or transactions in securities of InPhonic, Inc.  The authority of Walter Leach under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of InPhonic, Inc., unless revoked in writing.  The undersigned individual acknowledges that Walter Leach is not assuming any of his responsibility to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  November 10, 2004    /s/ Lawrence S. Winkler

     Lawrence S. Winkler

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